SAP and Business Objects: Combining Two Histories of Success (c) SAP 2008 / 1 Governance, Risk, and Compliance Leader and Pioneer in Enterprise Applications ~$10 bn Software and Software Related Services in 2007 Leader and Pioneer in Business Intelligence ~$1.25 bn Software and Software Related Services in 2007 + Business Intelligence Fastest growing player in FPM Unique access to structured, unstructured, and external data 120% growth in business user related business 13,000 BW installations BI accelerator

SAP Group Will be the Business User Market Leader ... Representing SAP revenues from embedded applications in Business Suite #1 - $2.6bn = 17% share Enterprise Performance Management Governance, Risk, and Compliance Enterprise Information Management Financial Performance Mgmt (Demo) Operational Performance Mgmt #2 = 17% share #1 = 22% share Recognized #1 in rapidly growing market #1 = 22% share new #4 = 6% share Advanced Analytics Query, Reporting, Analysis (Demo) Business Intelligence ....With Great Sales Opportunities from Day 1 (c) SAP 2007 / 3

From Strategy to Execution and Back Again The SAP Advantage Closed Loop Business Performance Optimization Strategy Insight Decisions Monitoring Process Execution Change rules, adjust processes Push events
Additional Information
This presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Business Objects securities. The complete terms and conditions of the U.S. offer are set forth in the U.S. Offer to Purchase and related documentation filed with the U.S. Securities and Exchange Commission (the “SEC”) by SAP AG and SAP France on Schedule TO and the recommendation of the Business Objects board of directors with respect to the U.S. offer is set forth in the solicitation/recommendation statement filed with the SEC by Business Objects on Schedule 14D-9. The complete terms and conditions of the French offer are set forth in the Note d’Information and Note en Réponse filed by SAP France and Business Objects with the French stock exchange authority (Autorité des marchés financiers, “AMF”) which are available on the websites of the AMF (www.amf-france.org) and respectively SAP France (www.sap.com) and Business Objects (www.businessobjects.com), and may be obtained free of charge respectively from SAP France SA and Deutsche Bank AG, and Business Objects.
Business Objects shareholders and other investors should carefully read all tender offer materials, including the U.S. Offer to Purchase and all related documentation filed by SAP AG and SAP France on Schedule TO, the Schedule 14D-9 filed by Business Objects as well as the Note d’Information and the Note en Réponse filed by SAP France and Business Objects because these documents contain important information, including the terms and conditions of the tender offers. Business Objects shareholders and other investors can obtain copies of the tender offer materials and any other documents filed with the AMF from the AMF’s Web site (www.amf-france.org) or with the SEC at the SEC’s Web site (www.sec.gov), in both cases without charge. Materials filed by SAP AG and SAP France may also be obtained for free at SAP’s Web site (www.sap.com), and materials filed by Business Objects may be obtained for free at Business Objects’ Web site (www.businessobjects.com). Stockholders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the Offers.